Exhibit 99

Farmers & Merchants Bancorp
Reports Record Third Quarter and
Year-to-Date 2019 Earnings

Farmers & Merchants Bancorp (OTCQX: FMCB) today announced record net income for the third quarter of 2019.

For the quarter ending September 30, 2019, Farmers & Merchants Bancorp reported net income of $13.7 million, or $17.45 per share, a 14.5% increase from net income of $12.0 million earned in the third quarter of 2018. Net interest income for the quarter ended September 30, 2019 was $35.3 million, up 10.6% from the same quarter in 2018. The Company’s net interest margin on a tax equivalent basis was 4.31% in the third quarter of 2019, compared to 4.34% in the third quarter of 2018. Return on average assets for the third quarter of 2019 was 1.58%, and return on average equity was 15.76%.

Total assets at quarter-end were $3.6 billion, up 12.1% from the third quarter of 2018. Total loans and leases outstanding reached $2.6 billion, an increase of 8.3% from September 30, 2018, and total deposits of $3.1 billion increased 13.1% from September 30, 2018. At quarter-end, total checking deposits represented 53.0% of total deposits compared to 52.9% at September 30, 2018. The Company’s credit quality remained strong with no non-performing loans and leases as of September 30, 2019. There was no provision for credit losses for the third quarter 2019, and at quarter-end the Company’s allowance for credit losses was $55.0 million, or 2.1% of total loans and leases, representing an increase of $1.9 million from September 30, 2018. The Company’s tier 1 leverage capital ratio was 10.00% at September 30, 2019, and the total capital ratio was 12.36%, resulting in the highest possible regulatory classification of “well capitalized.”

For the nine-month period ending September 30, 2019, net income was $41.4 million, up 27.4% from the prior year, and earnings per share of common stock outstanding were $52.64, up 30.8% from $40.26 for the same period in the prior year. For the first nine months, return on average assets was 1.61%, and return on average equity was 16.52%.

Kent Steinwert, Farmers & Merchants Bancorp’s Chairman, President and Chief Executive Officer, stated, “We are very pleased with the Company’s continuing strong performance in the third quarter of 2019, despite the fact that short-term market interest rates have declined 50 basis points since August 2019, placing pressure on our net interest margin.  We anticipate at least one more rate drop in 2019, however, the economies in the markets we serve remain strong and we believe that loan and deposit growth can help offset some of the pressures created by a declining rate environment.

Bank credit quality remains excellent and capital ratios remain above all regulatory well-capitalized measures. We have maintained a 5-Star rating from BauerFinancial for 27 consecutive years, longer than any other commercial bank in the state of California.”

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About Farmers & Merchants Bancorp

Farmers & Merchants Bancorp, traded on the OTCQX under the symbol FMCB, is the parent company of Farmers & Merchants Bank of Central California, also known as F&M Bank. Founded in 1916, F&M Bank is a locally owned and operated community bank, which proudly serves California through 32 convenient locations.  We are the 15th largest bank lender to agriculture in the United States, and the largest community bank lender to agriculture west of the Rocky Mountains.  In 2013, the Bank began an expansion into the San Francisco Bay Area with new full-service branches in Walnut Creek and Concord. In early 2018, a loan production office opened in Napa, which converted to a full-service branch in September 2018. The Bank offers a full complement of loan, deposit, equipment leasing and treasury management products to businesses, as well as a full suite of consumer banking products. The FDIC awarded F&M Bank the highest possible rating of "Outstanding" in their CRA evaluation. Farmers & Merchants Bancorp has paid dividends for 84 consecutive years and we have increased dividends for 54 consecutive years. As a result, Farmers & Merchants Bancorp is a member of a select group of only 27 publicly traded companies referred to as “Dividend Kings.” For more information about Farmers & Merchants Bancorp and F&M Bank, visit fmbonline.com.

Forward-Looking Statements

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, loan production, balance sheet management, levels of net interest margin, the ability to control costs and expenses, interest rate changes, the competitive environment, financial and regulatory policies of the United States government, water management issues in California and general economic conditions. Additional information on these and other factors that could affect financial results are included in our Securities and Exchange Commission filings. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained herein to reflect future events or developments.